COMPOSITE TECHNOLOGY CORPORATION

Innovative Solutions for the Power Industry

Saturday, December 18, 2004

Brian Brittsan
Del Mar,
California

Dear Brian,

Concerning: Our Consulting arrangement.

In accordance with recent conversations regarding your being retained to take on the role as "Acting Chief Operating Officer", with a view to your becoming an Officer of the Company following an initial period, we are prepared to proceed on the following basis:

1 The Company hereby engages your services to fulfill the role allocated to the chief operating officer of the Company. You will hold the title of "Acting Chief Operating Officer", without status as an officer of the Company; and

2 You will report to the Chief Executive Officer ("CEO"); and

3 The term of your engagement hereunder shall commence on January 3, 2005 and continue through until June 30, 2005 subject to the termination provisions contained herein. The agreement may be extended with the agreement of both parties; and

4 You will devote sufficient productive time, ability, and attention to the business of the Company during the term of this Agreement in a manner that will serve the best interests of the Company. During the term hereof, you shall not serve as an officer, director, employee, consultant or advisor to any other business without the prior written consent of the Company's CEO, which shall not be unreasonably withheld. By signing below you confirm that you are under no contractual commitments inconsistent with his obligations set forth in this Agreement. This Agreement shall not be interpreted to prohibit you from making passive personal investments or from conducting your private business affairs, provided however, those activities do not materially interfere with the services required under this Agreement; and

5 As compensation for all services to be rendered by you under this Agreement, the Company shall pay you for your time each 2 weeks on submission of an invoice based on a rate of $180,000 per year pro rata the number of days worked; and

6 You will be granted 1,000,000 options to acquire shares in the Company's common stock at an exercise price of $1.74 per share in accordance with your original November 2nd offer. These shares shall commence vesting following your being offered and accepting full time employment as an officer of the Company in the position of the Chief Operating Officer. These options shall commence vesting thereafter over a five year period with the first vesting of 1/10th of the granted options 6-months after your acceptance of full time employment as the Chief Operating Officer of the Company and 1/20th vesting each subsequent quarter; and

7 The Company shall reimburse you for all reasonable business or travel expenses and office related expenses incurred by you in the performance of your duties; including but not limited to: airfares, lodging, meals and telephone expenses; and

8 You recognize and agree that it may periodically be necessary for you to travel on behalf of the Company; and

9 The Company will pay COBRA health benefits for you during the term of your consultancy; and

10 Except as permitted or directed by the Company, you will not during the term of the Agreement or at any time thereafter divulge, furnish, disclose, or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company ("Proprietary Matter") which you have acquired or become acquainted with or will acquire or become acquainted with, whether developed by yourself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer, distributor or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or non-public aspects of the business of the Company. You acknowledge that the Proprietary Matter constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, You will refrain from any acts or omissions that would reduce the value of Proprietary Matter to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by yourself nor shall it apply to any knowledge or information you had prior to the execution of this Agreement; and

11 If, during the term of this Agreement, you shall invent any patentable invention or furnish any new idea that may be patented, copywrited or other wise protected and commercially exploited ("Ideas"), such Ideas shall constitute a corporate opportunity belonging exclusively to the Company. You agree to assign transfer or endorse the ownership of all such ideas to the Company on request. You recognize that the compensation paid under this agreement is sufficient remuneration for any such Ideas; and

12 If, during the term of this Agreement, you are engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. You shall not be entitled to any interest in such project, program, or venture or to any commission, finder's fee or other compensation in connection therewith; and

13 During the term of this Agreement and for the one (1) year period following the termination of such employment for any reason, you shall not, either directly or indirectly, on your own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed full time by the Company; and

14 The Agreement may be terminated by the Company at any time; and

15 Upon termination of this Agreement, excepting in any case where you take up full time employment with the Company, you shall deliver promptly to the Company all records, electronic media, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property (keys, office equipment, computers, mobile phones, credit cards, etc.) of the Company and

Proprietary Matter, including but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control; and

16 At anytime during the first six (6) months of consultancy, the Company through the office of the CEO shall be able to require that you commence full time employment as the Chief Operating Officer with Officer status. You will be paid a basic salary of $180,000 per annum with the other benefits given to the senior officers of the company, including medical benefits. This employment shall be subject to the terms of a separate employment agreement; and

17 This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party; and

18 We would expect employment to start the first working day of this January, Monday the 3rd.

Yours sincerely,

Benton H Wilcoxon
Chief Executive Officer

Should you agree with the above terms and conditions, please signify your consent by signing below:

Brian Brittsan

December 18, 2004